Exhibit 23.2
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 1, 2005, with respect to Atel Capital Equipment Fund XI, LLC, and dated January 6, 2006 with respect to Atel Financial Services LLC and subsidiary in Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-120276) and related Prospectus of Atel Capital Equipment Fund XI, LLC for the registration of 15,000,000 limited liability company units.
/s/ Ernst & Young LLP
San Francisco, California
January 6, 2005